Naugatuck Valley Financial Corporation Reports Third Quarter Earnings
And Announces Cash Dividend for the Quarter Ended September 30, 2010

Naugatuck, CT, October 21, 2010.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $204,000 for the quarter ended September 30, 2010, compared to net income of $703,000 for the quarter ended September 30, 2009, a decrease of $499,000 or 71.0%.  In addition, for the nine month period ended September 30, 2010, the Company announced net income of $1.2 million compared to net income of $1.3 million for the nine months ended September 30, 2009, a decrease of $114,000 or 8.7%.  Earnings per share for the quarter and nine months ended September 30, 2010 were $.03 and $.18 respectively, compared to $.10 and $.19 for the quarter and nine months ended September 30, 2009.

In addition, the Board of Directors of the Company declared a cash dividend for the quarter ended September 30, 2010, of $.03 per share payable to stockholders of record on November 9, 2010.  Payment of the cash dividend will be made on or about December 1, 2010.  Naugatuck Valley Mutual Holding Company, the Company’s mutual holding company, has waived receipt of the dividend.

Net Interest Income

Net interest income for the quarter ended September 30, 2010 totaled $4.6 million compared to $4.0 million for the quarter ended September 30, 2009, an increase of $640,000 or 16.1%.  For the nine month period ended September 30, 2010, net interest income totaled $13.8 million compared to $11.4 million for the nine months ended September 30, 2009, an increase of $2.4 million or 20.8%.  The increase in net interest income during both periods was primarily due to a decrease in interest expense, combined with small increases in interest income.  Interest expense decreased by $484,000, or 15.8%, and by $2.0 million, or 20.3%, in the three and nine month periods, respectively.  These decreases were primarily due to a decrease in the average rates paid on interest bearing liabilities. The average rates paid on deposits and borrowings decreased by 54 basis points in the three month period and by 64 basis points in the nine month period.  The Company experienced an increase in the average balances of deposits of 7.0% and 4.6% and an increase in the average balances of borrowings of 8.5% and 5.8% for the three and nine month periods, respectively.  Increases in the average balances of deposits in both periods were experienced in regular savings accounts, checking accounts and money market accounts.  Certificate accounts experienced an increase in the average balance in the three month period and a small decrease in the nine month period.  The increases in deposits and borrowings were primarily used to fund increased loan demand and purchase investments.

The average balances of interest earning assets increased by 5.6% and 4.2% for the three and nine months ended September 30, 2010, respectively, partially offset by a decrease of 18 basis points and a decrease of 12 basis points in the average rate earned on these assets over the same respective periods.  The increase in interest earning assets is attributed primarily to an increase in the loan portfolio, partially offset by decreases in the average balances of the investment portfolio over the same periods.  The average balances in the loan portfolio increased by $32.3 million or 7.2% in the three month period and by $37.8 million or 8.5% in the nine month period.  The largest increases were in the average balances of the commercial real estate portfolio, followed by a smaller increase in commercial business loans, partially offset by decreases in the average balances of construction, residential mortgages and consumer loans.  The decrease in residential mortgages is due in part to the sale of new production of this type of loan in the Bank’s efforts to build a secondary mortgage operation through the sale of fixed rate residential mortgage loans.

Credit Quality

The Bank recorded an increase in the provision for loan losses from $302,000 for the three months ended September 30, 2009 to $993,000 for the three months ended September 30, 2010.  For the nine months ended September 30, 2010, the Bank recorded a provision of $2.2 million, compared to $859,000 for the nine months ended September 30, 2009.  The higher provision in 2010 is related to loan charge offs totaling $882,000, increased non-performing and classified loans, the growth of the total loan portfolio as well as adverse economic conditions.  Net loan charge offs totaled $818,000 or 0.17% of total loans in the quarter ended September 30, 2010.

The loan portfolio has been impacted by continuing adverse economic conditions.  Non-performing loans totaled $13.8 million at September 30, 2010 compared to $6.0 million at December 31, 2009.  The increase was primarily the result of the placing of two commercial mortgage relationships totaling $4.2 million on non-accrual status during the first quarter. One relationship totaling $1.2 million has been modified and has been paying under the new terms.  Management continues to work with the other borrower to proceed with the construction and sale of the project.  During the second quarter of 2010, a commercial real estate loan relationship of $828,000 was placed on non-accrual status and the Bank has initiated foreclosure proceedings.  In the third quarter of 2010, six commercial real estate loans totaling $1.7 million, five commercial loans totaling $141,000 and four one-to-four family mortgages totaling $820,000 were added to non-accrual.  Six loans totaling $750,000 were charged off or taken into foreclosed real estate or repossessed assets.

There was a 0.7% increase in the level of classified assets from December 31, 2009 to September 30, 2010 primarily in our commercial loan portfolio.  Classified assets increased from $60.5 million at December 31, 2009 to $60.9 million at September 30, 2010.  At both period ends, these classified assets consisted primarily of loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves have been established to account for the increased credit risk of these assets.  Out of the Bank’s $60.9 million in classified assets, $14.3 million were nonperforming as of September 30, 2010.

Noninterest Income

Noninterest income was $769,000 for the quarter ended September 30, 2010 compared to $812,000 for the quarter ended September 30, 2009, a decrease of 5.3%.  For the nine months ended September 30, 2010 noninterest income was $2.0 million compared to $2.2 million for the period ended September 30, 2009, a decrease of 7.7%.  The decrease in both periods is primarily due to a lower level of gains realized on the sale of investments in the 2010 periods, combined with decreases in income from investment advisory services, fees for services related to deposit accounts and income from bank owned life insurance.  These decreases were partially offset by an increase in fees for other services in both periods.  The increase in fees for other services in both periods is largely due to the fees associated with our initiative to increase activity in the secondary mortgage market.

Noninterest Expense

Noninterest expense was $3.8 million for the quarter ended September 30, 2010 compared to $3.5 million for the quarter ended September 30, 2009.  For the nine months ended September 30, 2010 non-interest expense was $11.5 million compared to $10.9 million for the nine months ended September 30, 2009.  The increase in the three month period was primarily the result of increases in compensation costs, FDIC insurance premiums, office occupancy, computer processing and loss on foreclosed real estate, partially offset by decreases in directors compensation and advertising over the 2009 periods.  The increase in the nine month period was due to increases in all categories of noninterest expense except FDIC insurance premiums and advertising.  The 2009 period included the accrual for the FDIC onetime special assessment of $250,000.  Additionally, costs associated with the proposed acquisition of Southern Connecticut Bancorp are included in both 2010 and 2009 periods.  Approximately $109,000 and $264,000 is included for the three and nine months ended September 30, 2010, respectively, and approximately $96,000 is included for both the three and nine months ended September 30, 2009.

Income Taxes

Provision for income taxes was $423,000 for the quarter ended September 30, 2010 compared to $311,000 for the quarter ended September 30, 2009, and $859,000 for the nine months ended September 30, 2010 compared to $517,000 for the nine months ended September 30, 2009.  The primary reason for the increase was the write off of the deferred tax asset in the amount of $250,000 related to the expiration of the contribution carry forward.  The contribution was made from the Company to establish the Naugatuck Valley Savings and Loan Foundation.

Selected Balance Sheet Data

Total assets were $581.1 million at September 30, 2010 compared to $557.0 million at December 31, 2009, an increase of $24.1 million or 4.3%.  Cash and due from depository institutions increased from $9.0 million at December 31, 2009 to $23.8 million at September 30, 2010 primarily due to increased deposit balances.  Total liabilities were $529.0 million at September 30, 2010 compared to $506.6 million at December 31, 2009.  Deposits at September 30, 2010 were $404.7 million, an increase of $23.8 million or 6.3% over December 31, 2009.  Borrowed funds increased from $119.0 million at December 31, 2009 to $119.9 million at September 30, 2010.  The increase in deposits and borrowings was primarily used to fund growth in loans and investments.

Total stockholders’ equity was $52.1 million at September 30, 2010 compared to $50.3 million at December 31, 2009, due to net income of $1.2 million for the nine month period, a net increase in the unrealized gain on available for sale securities of $452,000, dividends of $238,000 paid to stockholders and $385,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.

John C. Roman, President and CEO, commented:  “We have been diligent in the recognition of classified assets as we navigate our way through adverse economic conditions and we are committed to the maintenance of prudent reserve and capital ratios.  As a result, our allowance for loan losses increased from $4.0 million at December 31, 2009 to $5.3 million at September 30, 2010.  The allowance for loan losses as a percentage of total loans increased from 0.84% at December 31, 2009 to 1.09% at September 30, 2010.  In addition, our capital continues to exceed the levels required to be categorized as ‘well capitalized’ under applicable regulatory capital guidelines.”

Mr. Roman added, “We are working towards our proposed conversion offering and acquisition of Southern Connecticut Bancorp. We expect that these transactions, which we anticipate will be completed later this year or early next year, will strengthen capital while increasing earnings capabilities.”

About Naugatuck Valley

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	September 30,	December 31,
	2010	2009
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$23,849	$9,003
Investment in federal funds	582	3,143
Investment securities	44,194	39,074
Loans receivable, net	479,594	473,304
Deferred income taxes	2,012	1,951
Other assets	30,900	30,480

Total assets	$581,131	$556,955

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$404,750	$380,931
Borrowed funds	119,870	118,984
Other liabilities	4,409	6,732

Total liabilities	529,029	506,647

Total stockholders' equity	52,102	50,308

Total liabilities and stockholders' equity	$581,131	$556,955

SELECTED OPERATIONS DATA
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$7,211	$7,055	$21,540	$21,150
Total interest expense	2,584	3,068	7,770	9,749
Net interest income	4,627	3,987	13,770	11,401

Provision for loan losses	993	302	2,164	859

Net interest income after provision for loan losses	3,634	3,685	11,606	10,542

Noninterest income	769	812	1,999	2,165
Noninterest expense	3,776	3,483	11,549	10,879

Income before provision for income taxes	627	1,014	2,056	1,828
Provision for income taxes	423	311	859	517

Net income	$204	$703	$1,197	$1,311

Earnings per common share - basic and diluted	$0.03	$0.10	$0.18	$0.19

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended September 30,
	2010	2009
	(Unaudited)

Return on average assets	0.14%	0.52%
Return on average equity	1.56	5.73
Interest rate spread	3.43	3.06
Net interest margin	3.46	3.15
Efficiency ratio (2)	69.83	72.41

ASSET QUALITY RATIOS:	At September 30,	At June 30,	At March 31,	At December 31,
	2010	2010	2010	2009
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$5,294	$5,199	$4,795	$3,996
Allowance for loan losses as a percent of total loans	1.09%	1.05%	0.99%	0.84%
Allowance for loan losses as a percent of
nonperforming loans	38.50%	40.73%	43.00%	66.60%
Net charge-offs to average loans
outstanding during the period	0.17%	0.01%	0.00%	0.00%
Nonperforming loans (3)	$13,752	$12,567	$11,150	$6,000
Nonperforming loans as a percent of total loans	2.84%	2.57%	2.30%	1.26%
Nonperforming assets (4)	$14,258	$12,734	$11,271	$6,140
Nonperforming assets as a percent of total assets	2.45%	2.25%	2.00%	1.10%

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization)
divided by the sum of net interest income and noninterest income.
(3) Nonperforming loans consist of nonaccrual loans and troubled debt restructurings.
(4) Nonperforming assets consist of nonperforming loans, other real estate owned and other repossessed assets.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000